Exhibit 99.1

Fathom Holdings Inc. Reports Record
118% Year-Over-Year Revenue Growth for 2021 Second Quarter

CARY, N.C., August 11, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced financial results for the 2021 second quarter and first half ended June 30, 2021, including year-over-year revenue growth of 118%.

Second Quarter 2021 Financial Results

Total revenue for the second quarter of 2021 rose to $84.2 million, from $38.7 million for the same period last year. Fathom completed 10,100 real estate transactions for the 2021 second quarter, a 74% increase from the 2020 second quarter. Fathom’s real estate agent network grew approximately 53% to 6,950 agents at June 30, 2021, up from 4,554 agents one year ago.

During the 2021 second quarter, primarily due to its acquisition activity, the Company began reporting selected financial results for its vertically integrated segments, with revenue as follows:

•	Real estate brokerage revenue, which includes real estate brokerage services, was $80.2 million for the second quarter of 2021, compared with $38.7 million in the prior year period.

•	Mortgage revenue, which includes residential loan origination and underwriting services, was $1.5 million for the second quarter of 2021. There was no revenue generated from mortgage services in the second quarter of 2020.

•	Technology revenue, which includes SaaS solutions and data mining for third party customers, was $530,000 for the second quarter of 2021. There was no revenue generated from technology services in the second quarter of 2020.

GAAP net loss for the 2021 second quarter was $2.1 million, or a loss of $0.15 per share, compared with GAAP net income of approximately $161,000, or $0.02 per diluted share, for the 2020 second quarter. Weighted average diluted shares outstanding increased approximately 40% for the 2021 second quarter, compared with the same quarter last year. The year-over-year change in GAAP net income (loss) resulted primarily from strategic investments in future growth related to enhancing operations, marketing and G&A, partially offset by an approximate $2.6 million income tax benefit attributable to the discrete release of the valuation allowance against the Company’s historical deferred tax assets, and recognition of a portion of its current period deferred tax asset in connection with its acquisition activity in the second quarter of 2021.

G&A as a percentage of revenue declined for the 2021 second quarter, compared with the 2021 first quarter, and is expected to continue declining as a percentage of revenue over time as revenue increases. G&A expense totaled $9.4 million for the 2021 second quarter, compared with $2.0 million for last year’s second quarter. The increase in G&A principally related to acquisitions, public company costs and continued investments in growth. It is anticipated that G&A expense will increase on an absolute dollar basis going forward, driven by acquisitions, public company costs, and costs related to scaling and integrating the Company’s vertical business lines.

Adjusted EBITDA loss, a non-GAAP measure, was $2.3 million for the 2021 second quarter, versus an Adjusted EBITDA profit of approximately $329,000 a year ago. By segment, Adjusted EBITDA was as follows:

•	Real estate brokerage Adjusted EBITDA profit was $496,000 for the 2021 second quarter, compared with $329,000 for the same period last year.

•	Mortgage Adjusted EBITDA loss was $890,000 for the 2021 second quarter. Mortgage did not contribute to Adjusted EBITDA for the same period last year.

•	Technology Adjusted EBITDA loss was $307,000 for the 2021 second quarter. Technology did not contribute to Adjusted EBITDA for the same period last year.

Fathom is providing Adjusted EBITDA, a non-GAAP financial measure, because it offers additional information for monitoring the Company’s cash flow performance. A table providing a reconciliation of Adjusted EBITDA to its most comparable GAAP measure, as well as an explanation of, and important disclosures about, this non-GAAP measure, is included in the tables at the end of this press release.

“Quarter after quarter, our results continue to demonstrate the power of our truly disruptive business model. In fact, we more than doubled revenue for the second quarter. Fathom’s second quarter last year showed the strongest revenue growth of all publicly traded real estate companies, and we weren’t even public yet. We are very proud to have this level of revenue growth stacked on top of a previous stellar performance,” said Fathom CEO Joshua Harley.

“It is important to note the incredible runway for future growth that we have as a result of our very recent entry into additional vertical business lines. We’re just getting started. One of the best parts of our story is that we now fully own mortgage, title, insurance, lead generation and lead nurturing businesses, as well as two technology businesses, all helping us attract more home buyers and sellers, which in turn also helps us attract more agents, one of the key pillars in our growth strategy.

“With all of the puzzle pieces now in place, we are focused on leveraging the elite team we’ve built to make real, significant and lasting change in the real estate space,” Harley said. “I believe the addition of these capabilities gives Fathom the potential to significantly increase our revenue and profitability per transaction, over time. Without a doubt, growing our revenue, transactions and agent network is important, but growing profitability is our number one priority. Although many companies sacrifice profitability for growth, I believe we can achieve both through our proprietary technology platform, streamlined operations and great value proposition for agents.

“We may still be small on a comparative basis, but we are mighty, and I strongly believe we have an incredible path ahead of us. Our ability to attract an ever-increasing number of real estate agents by providing them with greater income potential, and the robust technology, training, and support they need to grow their businesses, is even more important during these unprecedented times. We look to the future with enthusiasm, optimism and excitement as we continue to quickly take market share from the old-school real estate companies with outdated commission models,” Harley concluded.

First Half 2021 Financial Results

Total revenue for the first half of 2021 grew 98% to $133.8 million, from $67.5 million for the same period in 2020. The Company’s Mortgage segment contributed $1.5 million and its Technology segment contributed $599,000 to the Company’s 2021 six-month revenue results. GAAP net loss for the first six months of 2021 was $5.5 million, or a loss of $0.40 per share, compared with GAAP net income of $118,000, or $0.01 per diluted share, for the first six months of 2020. Adjusted EBITDA loss was $4.3 million, versus an Adjusted EBITDA profit of $465,000 for the year-ago period. By segment, Adjusted EBITDA was as follows:

•	Real estate brokerage Adjusted EBITDA loss was $10,300 for the first half of 2021, compared with an Adjusted EBITDA profit of $465,000 for the same period last year.

•	Mortgage Adjusted EBITDA loss was $890,000 for the first half of 2021. Mortgage did not contribute to Adjusted EBITDA for the same period last year.

•	Technology Adjusted EBITDA loss was $622,000 for the first half of 2021. Technology did not contribute to Adjusted EBITDA for the same period last year.

The Company had cash and cash equivalents of $12.8 million at June 30, 2021, compared with $28.6 million at December 31, 2020. The decline primarily reflected completed acquisitions.

“With several strategic acquisitions now completed, we are focused on building our cash position through operational cash flow generation,” said Fathom President and CFO Marco Fregenal. “Our highly disciplined approach as good stewards of the money with which you’ve entrusted us, should provide us with the capital needed to execute on our plan to increase our agent network and transactions in line with historical growth.”

Recent Highlights

•	Acquired fast-growing regional brokerage, Epic Realty. Based in the metropolitan Boise, Idaho area, Epic includes more than 350 agents who provide full-service residential real estate services for buyers and sellers.

•	Expanded Verus Title to the Dallas-Fort Worth (DFW) market. Texas is Fathom's largest residential real estate market.

•	Completed the acquisition of technology platform LiveBy, to offer competitive, hyper-local tools for real estate professionals, and SaaS offerings to brokerages and agents outside of Fathom.

•	Acquired E4:9 Holdings, a holding company with three operating subsidiaries, Encompass Lending Group (mortgage), Dagley Insurance Agency (home and other insurance), and Real Results (lead generation). The acquisition is expected to provide agents and associates with new opportunities to grow their businesses, while giving consumers a one-stop-shop for all of their housing needs.

•	Subsequent to the end of the second quarter, created a Hispanic division to better assist this underserved community. This division will serve a quickly expanding residential real estate sector.

Long-Term Targets

The Company believes it can generate Adjusted EBITDA exceeding $40.0 million per year at 100,000 to 110,000 transactions per year. While Fathom has not provided a timeline for reaching this target, the Company believes it can maintain transaction growth rates similar to the last year since its IPO.

Fiscal 2021 Second Quarter Financial Results Conference Call

Date:	Wednesday, August 11, 2021
Time:	5:00 p.m. ET/2:00 p.m. PT
Phone:	833-685-0908 (domestic); 412-317-5742 (international)
Replay:	Accessible through August 25, 2021; 877-344-7529 (domestic); 412-317-0088 (international); replay access code 10159142
Webcast:	Accessible at www.FathomRealty.com; archive available for approximately one year

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, Dagley Insurance, Verus Title, intelliAgent, and Real Results. For more information, visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, attracting more home buyers and sellers, which in turn helps attract more agents, generating strong attach rates for the Company’s newer businesses, significantly increasing revenue and profitability per transaction, over time, growing profitability, increasing market share, and generating more than $40.0 million in Adjusted EBITDA at 100,000 to 110,000 transactions, while maintaining transaction growth at levels similar to the last year since its IPO. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with making and integrating acquisitions; technology risks; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the others set forth in the Risk Factors section of the Company’s most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of our Form 10-K and other SEC filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

# # #

Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040

(Financial tables follow)

FATHOM HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Gross commission income	$80,246,356	$38,688,744	$129,402,060	$67,527,575
Other revenue	3,936,598	-	4,426,383	-
Total revenue	84,182,954	38,688,744	133,828,443	67,527,575
Operating expenses
Commission and other agent-related costs	76,729,401	36,356,779	123,129,642	63,044,034
Operations and support	1,683,375	-	1,751,751	-
General and administrative	9,387,237	1,964,781	15,508,661	3,875,582
Marketing	378,437	138,231	780,600	368,664
Depreciation and amortization	744,521	44,496	846,880	63,771
Total operating expenses	88,922,971	38,504,287	142,017,534	67,352,051

(Loss) income from operations	(4,740,017)	184,457	(8,189,091)	175,524

Other (income) expense, net
Gain on the extinguishment of debt	-	-	(50,936)	-
Interest (income) expense, net	(1,064)	32,659	248	65,497
Other income, net	(32,594)	(10,000)	(37,326)	(10,000)
Other (income) expense, net	(33,658)	22,659	(88,014)	55,497

(Loss) income from operations before income taxes	(4,706,359)	161,798	(8,101,077)	120,027
Income tax benefit (expense)	2,614,925	(1,000)	2,609,925	(2,000)
Net (loss) income	$(2,091,434)	$160,798	$(5,491,152)	$118,027

Net (loss) income per share
Basic	$(0.15)	$0.02	$(0.40)	$0.01
Diluted	$(0.15)	$0.02	$(0.40)	$0.01

Weighted average common shares outstanding
Basic	14,048,136	9,996,775	13,750,775	9,996,939
Diluted	14,048,136	10,303,025	13,750,775	10,016,269

FATHOM HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$12,830,663	$28,577,396
Restricted cash	3,530,244	984,238
Accounts receivable	4,099,379	1,595,444
Derivative assets	47,475	-
Mortgage loans held for sale, at fair value	9,586,314	-
Prepaid and other current assets	963,875	1,699,375
Total current assets	31,057,950	32,856,453
Property and equipment, net	973,500	154,599
Lease right of use assets	4,724,773	437,421
Intangible assets, net	22,731,288	922,147
Goodwill	20,447,286	799,058
Other assets	66,042	55,301
Total assets	$80,000,839	$35,224,979
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,610,026	$2,596,206
Accrued liabilities	4,496,327	1,063,889
Escrow liabilities	3,476,509	933,336
Derivative liabilities	18,848	-
Warehouse lines of credit	9,361,428	-
Long-term debt - current portion	603,446	256,324
Lease liability - current portion	1,935,925	140,100
Total current liabilities	24,502,509	4,989,855
Long-term debt, net of current portion	356,841	282,950
Lease liability, net of current portion	2,868,615	301,429
Deferred tax liabilities	657,777	-
Total liabilities	28,385,742	5,574,234
Commitments and contingencies
Stockholders' equity:
Common stock, no par value, 100,000,000 authorized and 14,744,539 and 13,830,351 issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Treasury Stock, at cost, 5,683 shares as of June 30, 2021 and December 31, 2020	(30,000)	(30,000)
Additional paid-in capital	64,624,400	37,168,896
Accumulated deficit	(12,979,303)	(7,488,151)
Total stockholders' equity	51,615,097	29,650,745
Total liabilities and stockholders' equity	$80,000,839	$35,224,979

FATHOM HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(5,491,152)	$118,027
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	846,880	63,771
Non-cash lease expense	28,644	-
Gain on sale of mortgages	(1,332,813)	-
Deferred income taxes	(2,649,925)	-
Gain on the extinguishment of debt	(50,936)	-
Bad debt expense	76,975	99,656
Share-based compensation	2,063,529	225,214
Other non-cash	506	-
Change in operating assets and liabilities:
Accounts receivable	(1,372,366)	(899,178)
Agent annual fees receivable	207,750	(513,424)
Due from affiliates	-	1,085
Mortgage loans held for sale	(42,444,742)	-
Proceeds from sale and principal payments on mortgage loans held for sale	42,338,436	-
Prepaid and other assets	402,966	13,192
Accounts payable	981,086	856,099
Accrued liabilities	3,132,041	684,600
Escrow liabilities	2,385,505	-
Operating lease assets	274,601	51,639
Operating lease liabilities	(212,129)	(50,563)
Due to affiliates	-	(571)
Other assets	(3,242)	-
Derviative assets	42,194	-
Derviative liabilities	(101,152)	-
Net cash (used in) provided by operating activities	(877,344)	649,547

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(475,605)	(9,369)
Amounts paid for business and asset acquisitions, net of cash acquired	(12,619,157)	-
Purchase of intangible assets	(704,567)	(227,400)
Net cash used in investing activities	(13,799,329)	(236,769)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(7,211)	(8,511)
Proceeds from the issuance of common stock	80,000	83,014
Net proceeds from warehouse lines of credit	1,403,157	-
Purchase of treasury stock	-	(30,000)
Proceeds from note payable	-	453,581
Net cash provided by financing activities	1,475,946	498,084

Net (decrease) increase in cash, cash equivalents, and restricted cash	(13,200,727)	910,862
Cash, cash equivalents, and restricted cash at beginning of period	29,561,634	579,416
Cash, cash equivalents, and restricted cash at end of period	$16,360,907	$1,490,278

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$4,448	$65,560
Income taxes paid	$-	$2,261
Right of use assets obtained in exchange for lease liabilities	$1,839,079	$-
Issuance of common stock for the purchase of business	$25,311,975	$-
Extinguishment of Paycheck Protection Program Loan	$50,600	$-
Loan receivable forgiven and used as purchase consideration	$165,000	$-

Reconciliation of cash and restricted cash
Cash and cash equivalents	$12,830,663	$1,490,278
Restricted cash	3,530,244	-
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$16,360,907	$1,490,278

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Real Estate Brokerage	$495,507	$329,446	$(10,324)	$464,509
Mortgage	(889,898)	-	(889,898)	-
Technology	(307,227)	-	(622,359)	-
Total Segment Adjusted EBITDA	(701,618)	329,446	(1,522,581)	464,509
Corporate and other services (b)	(1,571,353)	-	(2,792,702)
Total Company Adjusted EBITDA	(2,272,971)	329,446	(4,315,283)	464,509
Depreciation and amortization	(744,521)	(44,496)	(846,880)	(63,771)
Other income (expense), net	33,658	(22,659)	88,014	(55,497)
Income tax benefit (expense)	2,614,925	(1,000)	2,609,925	(2,000)
Stock based compensation	(1,193,454)	(100,493)	(2,063,529)	(225,214)
Transaction-related costs	(529,071)	-	(963,401)	-
Net (loss) income	$(2,091,434)	$160,798	$(5,491,154)	$118,027

Note about Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company uses Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate its core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of the Company’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Fathom defines Adjusted EBITDA as net loss, excluding other (income) expense, net, income tax expense, depreciation and amortization, and share-based compensation expense.

Fathom believes that Adjusted EBITDA provides useful information about the Company’s financial performance, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to a key metric used by management for financial and operational decision-making. The Company believes that Adjusted EBITDA helps identify underlying trends in its business that otherwise could be masked by the effect of the expenses excluded in Adjusted EBITDA. In particular, Fathom believes the exclusion of share-based compensation expense related to restricted stock awards and stock options provides a useful supplemental measure in evaluating the performance of its operations and provides better transparency into its results of operations.

Adjusted EBITDA is being presented to assist investors in seeing the Company’s financial performance through the eyes of management, and because it believes this measure provides an additional tool for investors to use in comparing Fathom’s core financial performance over multiple periods with other companies in its industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net loss, the closest comparable GAAP measure, including:

•	Adjusted EBITDA excludes share-based compensation expense related to restricted stock awards and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in the Company’s business and an important part of its compensation strategy; and

•	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.